Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES

The following is a list of ArcelorMittal’s operating subsidiaries as of December 31, 2010, each wholly- or majority-owned directly or indirectly through intermediate holding companies.

Name of Subsidiary	Country
Flat Carbon Americas
ArcelorMittal Dofasco Inc.	Canada
ArcelorMittal Lázaro Cárdenas S.A. de C.V.	Mexico
ArcelorMittal USA LLC	USA
ArcelorMittal Mines Canada Inc	Canada
ArcelorMittal Brasil S.A.	Brazil

Flat Carbon Europe
ArcelorMittal Atlantique et Lorraine S.A.S.	France
ArcelorMittal Belgium N.V.	Belgium
ArcelorMittal España S.A.	Spain
ArcelorMittal Flat Carbon Europe S.A.	Luxembourg
ArcelorMittal Galati S.A.	Romania
ArcelorMittal Poland S.A.	Poland
Industeel Belgium S.A.	Belgium
Industeel France S.A.	France
ArcelorMittal Eisenhüttenstadt GmbH	Germany
ArcelorMittal Bremen GmbH	Germany
ArcelorMittal Méditerrannée S.A.S.	France

Long Carbon Americas and Europe
Acindar Industria Argentina de Aceros S.A.	Argentina
ArcelorMittal Belval & Differdange S.A.	Luxembourg
ArcelorMittal Brasil S.A.	Brazil
ArcelorMittal Hamburg GmbH	Germany
ArcelorMittal Las Truchas, S.A. de C.V.	Mexico
ArcelorMittal Montreal Inc.	Canada
ArcelorMittal Gipúzkoa S.L.	Spain
ArcelorMittal Ostrava a.s.	Czech Republic
ArcelorMittal Point Lisas Ltd.	Trinidad and Tobago
ArcelorMittal Poland S.A.	Poland
Société Nationale de Sidérurgie S.A.	Morocco
ArcelorMittal Duisburg GmbH	Germany
ArcelorMittal Warszawa S.p.z.o.o.	Poland

AACIS
ArcelorMittal South Africa Ltd.	South Africa
JSC ArcelorMittal Temirtau	Kazakhstan
OJSC ArcelorMittal Kryviy Rih	Ukraine

Stainless Steel
ArcelorMittal Inox Brasil S.A.	Brazil
ArcelorMittal Stainless Belgium N.V.	Belgium

Distribution Solutions
ArcelorMittal International Luxembourg S.A.	Luxembourg